SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 15, 2001

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-09781	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 324-2950

(Registrant's telephone number, including area code)

Item 5. Other Events.

On September 15, 2001, Continental Airlines, Inc. (the "Company") issued a press release, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The Company had pre-tax income of $99 million (unaudited) for the six months ended June 30, 2001, and earned an additional $74 million (unaudited) of pre-tax income during July and August 2001. However, since the terrorist attacks involving commercial aircraft on September 11, 2001, passenger traffic on the Company's flights has declined significantly and the Company has sustained substantial daily operating losses. The Company does not anticipate a return to normal operating conditions or previous levels of passenger traffic in the near future.

The Company will not be making scheduled payments due on Monday, September 17, 2001 totaling approximately $70 million relating to certain outstanding Enhanced Equipment Trust Certificate ("EETC") aircraft financings, as a result of the effects on the Company of the unprecedented grounding of aviation ordered by the Federal Aviation Administration ("FAA") on September 11, 2001, the substantial increase in security costs imposed by the FAA in the aftermath of the terrorist attacks on that date, and the resulting sharp drop in the demand for air transportation following the terrorist attacks. Those events have resulted in substantial liquidity pressure on the Company and the airline industry. All such payments due have a five to ten business day grace period after September 17, 2001 in which they may be made without a resulting default under the applicable financing agreements.

Item 7. Financial Statements and Exhibits.

    Exhibits

      Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

By: /s/ Jennifer L. Vogel

       Jennifer L. Vogel

       Vice President and

        General Counsel

September 15, 2001

EXHIBIT INDEX

    Press Release